ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made by and among DPI of Rochester, LLC, a  New York limited liability company with an address at 1560 Emerson Street, Rochester, New York  14606 ("Seller"); James Stanley, an individual residing in the State of New York (“Stanley”); Matthew Kellman, an individual residing in the State of New York (“Kellman”); and Secuprint Inc., a New York corporation with an address at 28 East Main Street, Rochester, New York  14614 ("Buyer"), a subsidiary of Document Security Systems, Inc.  The Seller, Stanley, Kellman and the Buyer and are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS:

I.              Seller is engaged in the business of commercial printing (the "Business"); and

II.             Seller desires to sell certain assets, properties and rights now owned and held by it and used or usable in connection with the operation of the Business; and

III.           Buyer desires to purchase certain Business assets, properties and rights of Seller upon the terms and conditions hereinafter set forth, and to continue the Business; and

IV.           The Parties acknowledge that Seller intends to file a voluntary petition for relief (the “Bankruptcy Case”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of New York (the “Bankruptcy Court”).

V.            Stanley and Kellman (“Members”) are the only members of the Seller, and execute this agreement only to confirm the representations, warranties and covenants in Articles II and III, and to specifically indicate their assent to the provisions of Paragraph 3.09 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

1.01           Purchase of Assets.  On the Closing Date set forth in Article V, Seller agrees to sell and Buyer agrees to purchase, subject to the terms and conditions of this Agreement, the assets, properties and rights of Seller relating to the Business (the "Assets"), free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever except as provided herein, as follows:

A.           All of Seller's inventory relating to the Business as the same shall exist on the Closing Date and which is usable and saleable in the ordinary course of business, including but not limited to the items listed and described on Schedule 1.01A hereto;

B.           All of Seller's furniture, fixtures, machinery, equipment, tools, supplies and leasehold improvements relating to the Business as the same shall exist on the Closing Date, including but not limited to the items listed and described in Schedule 1.01B hereto;

C.           All Seller’s personal property leases for equipment listed on Schedule 1.01C attached hereto (the “Personal Property Leases”);

D.           All accounts receivable owned by Seller and existing as of the Closing Date; and

E.           All of Seller's trademarks, tradenames (including "DPI"), goodwill, intangible assets and records relating to the Business, including, but not limited to, Seller's telephone numbers, internet addresses, websites, customer lists, mailing lists, sales and purchasing correspondence and records, computer software, data processing records and all of the operational books, records and data used by Seller in connection with the Business, except as hereafter set forth.

It is the intention of the parties hereto that the Assets shall include all of Seller's assets, used or usable in the conduct of the Business, whether or not specifically listed in the Schedules attached hereto and made a part hereof; PROVIDED, however, that there is specifically excluded from the Assets the items listed on Schedule 1.01C.

1.02           Liabilities.  Except as set forth in Schedule 1.02, it is expressly understood and agreed that Buyer does not, nor will it assume or become liable for, any of Seller's liabilities of any kind or nature at any time existing or asserted, whether fixed, contingent or otherwise, including without limitation, accounts, notes and taxes payable, workers compensation claims, liability claims, lease obligations accrued prior to the Closing Date, salaries, wages, commissions, severance or separation pay, or vacation, profit sharing, retirement, pension, bonus, hospitalization, medical, health or other employee benefits or any unemployment or other benefit taxes relating to any of Seller's employees.

1.03           Purchase Price.  The aggregate purchase price to be paid by Buyer to Seller for the Assets and the Covenant Not to Compete (the "Purchase Price") shall be calculated as the lesser of:  (A) the sum of:  (i) ninety percent (90%) of the value of Seller’s net (non-contra) accounts receivable less than 90 days old (as adjusted pursuant to Paragraph 1.04); plus (ii) fifty percent (50%) of the value of Seller’s inventory (as adjusted pursuant to Paragraph 1.04); plus (iii) Fifty Thousand Dollars ($50,000.00); or (B) One Million Dollars ($1,000,00.00).  The Purchase Price shall be allocated to the various portions of the Assets, and to the Covenants Not-To-Compete established by Paragraph 3.09 hereof, as set forth in Schedule 1.03.  Such allocation shall be used by the parties for all tax purposes and filings, including without limitation, IRS Form 8594.

1.04           Adjustment of Account Receivables/Inventory.  For the purposes of calculating the Purchase Price pursuant to Paragraph 1.03, the actual value of the inventory on the Closing Date shall be determined by a physical inventory conducted jointly by Seller and Buyer following the close of business on the day preceding the Closing Date, with each item of inventory to be valued at the lower of cost or market.  Similarly, net (non-contra) accounts receivable shall be valued as reflected on the Seller’s books and records after properly crediting all payments made against accounts receivable on the Closing Date.

1.05           Payment of Purchase Price.  The Purchase Price, net of offset under Section 1.06, shall be paid at the Closing to Seller in the form of a wire transfer to an account specified by Seller

1.06           Credit for DIP Financing.  Subject to the approval of the Bankruptcy Court, it is anticipated that Buyer or an affiliate might provide financing to Seller, as a debtor in possession (“DIP”), in connection with the Bankruptcy Case.  Buyer may, at its option, use part or all of any amounts due from Seller pursuant to the terms of the DIP credit facilities extended to Seller by Buyer or its affiliate to apply against or satisfy any of Buyer’s obligations to pay the Purchase Price.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS

Seller and the Members, to the best of their knowledge, jointly and severally represent and warrant to Buyer as follows:

2.01           Authority.  Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York.  Subject to the authority of the Bankruptcy Court and any orders of such court in the Bankruptcy Case (specifically including, without limitation, the Sale Order described in Article 6), Seller has full power and authority to own the Assets, to carry on the Business as currently conducted, to enter into this Agreement and to sell, transfer and deliver the Assets.  Subject to the authority of the Bankruptcy Court and any orders in the Bankruptcy Case (specifically including, without limitation, the Sale Order described in Article 6), Seller has taken all such actions as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery thereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder.

2.02           Absence of Restrictions.  Except as specifically set forth in Schedule 2.03, and the Bankruptcy Case, Seller has made no other agreement with any other party with respect to the sale or encumbrance of the Assets.  Except for the Bankruptcy Case and the consent of Seller's landlord with respect to the negotiation of a new lease of the Business premises located at 1560 Emerson Street, Rochester, New York (the “Business Premises”), the execution and delivery of this Agreement, and the consummation of the transactions provided hereunder, do not require any third party consent and do not violate, conflict with, result in the breach of, or cause the acceleration of or default under any provision of any obligation, mortgage, lien, lease, agreement, instrument, law, order, arbitration award, judgment, decree or any other restriction to which Seller is a party or by which Seller is subject or bound.

2.03           Title to Assets.  Except as set forth in Schedule 2.03, Seller is in possession of the Assets and has good, marketable and indefeasible title to all of the Assets, free and clear of all liabilities, mortgages, conditional sales agreements, security interests, leases, liens, pledges, encumbrances, restrictions, charges, claims or imperfections of title whatsoever.

2.04           Condition of Property.  All of Seller's tangible personal property and equipment included in the Assets in good working order so as to be fit for use in the ordinary course of the Business.

2.05           Inventory.  All of Seller's inventory included in the Assets is located on the Business Premises, is usable and saleable in the ordinary course of the Business and is of a quality suitable for sale in the ordinary course of such Business.

2.06           Contracts.  Other than the Bankruptcy Case, Seller has no contracts or commitments of any kind or nature which would materially and adversely affect the Business, the Assets or the continuation of the Business by Buyer.

2.07           Litigation and Claims.  Other than the Bankruptcy Case, there is no litigation, proceeding, suit, action, controversy or claim in law or in equity (including proceedings by or before any governmental board or agency) existing, pending or, to the best of Seller's and Members' knowledge, threatened against Seller which might materially adversely affect the Business or the Assets, and there is no fact known to Seller and Members which could form the basis for any such litigation, proceeding, suit, action, controversy or claim.  Seller has complied with all laws, regulations and orders applicable to the Business, specifically including all orders of the Bankruptcy Court, all applicable zoning and environmental regulations and orders.  Other than the Bankruptcy Case, there are no judgments, orders, or notices, whether or not filed, against Seller which might materially adversely affect the Assets and the continuation of the Business as now conducted by Seller.

2.08           Taxes.  Except as set forth in Schedule 2.08, Seller has filed returns for and paid in full all of its federal, state and local taxes, including New York State sales and franchise taxes, to the extent such filings and payments are required or due prior to the date of this Agreement.  All such returns were true and correct when filed.

2.09           Environmental Compliance.  At all times in the conduct of the Business, Seller has complied in all material respects with all environmental laws and regulations, including, but not limited to, those laws and regulations relating to the use, storage, transport, and disposal of any hazardous substances, wastes or other materials and any related documentation, labeling or records.

2.10           Financial Statements.  The reviewed financial statements of the Seller as, at and for the periods ended December 31, 2006, December 31, 2007, and September 30, 2008, annexed hereto as Schedule 3.05, (a) are in accordance with the books and records of the Seller (b) present fully, fairly and accurately the consolidated financial position of the Seller as of said dates and the operational results of the Seller for the periods represented thereby and (c) have been prepared in accordance with GAAP.  Such financial statements set forth all of the liabilities and obligations of the Seller, direct and indirect, contingent and accrued, of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, except: (a) where not required to be included in such financial statements pursuant to GAAP, (b) liabilities and obligations set forth in the contracts, leases and commitments listed and described in the attached Schedules, and (c) liabilities and obligations incurred in the ordinary course of the Business subsequent to the respective dates thereof.

2.11           Labor Relations.  Except as set forth in Schedule 2.11(a) hereto, the Seller has complied in all material respects with all applicable agreements, laws, rules and regulations relating to the employment of labor, including those related to wages, hours and payroll taxes.  The Seller has withheld and remitted to the proper Governmental Authorities all amounts required by law or agreement to be withheld from wages or salaries of its employees and is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing.    The Seller has no labor troubles in the sense that within the last 12 months there have been no strikes, work stoppages, slowdowns, threatened unfair labor practice charges or other material controversies pending or threatened by any of its employees; and the Seller has not entered into any collective bargaining agreement and no union represents, or in the past twelve (12) months has demanded or requested to represent or is currently attempting to represent, any of the employees of the Seller.  Except as set forth in Schedule 2.11(b) hereto,  the Seller has not promulgated any policy or entered into any agreement relating to the payment of any medical insurance premium, retirement pay, severance pay, vacation pay or sick leave to any present or former employees of the Seller.   Schedule 2.11(b) will reflect all vacation accrued as of the Closing and set forth the names of any employees of the Seller who are currently on a leave of absence for any reason including military duty, sickness, injury or disability and the reasons for and other details of such leave(s).  All of the employees of the Seller and their current wage rates, none of which has been increased in the past thirty (30) days, are listed in Schedule 2.11(b).  True, correct and complete copies of all written employment policies and all employee manuals which are still in effect for any present or former employee of the Seller have heretofore been delivered to Buyer.

2.12           ERISA Matters.  Seller does not maintain or contribute to any "employee benefit plans" as defined in Paragraph 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including any "multiemployer plans" as defined in Paragraph 3(37) of ERISA), or any other material bonus, deferred compensation or other fringe benefits plan or arrangement for the benefit of employees of Seller which are subject to the minimum funding standards contained in Section 302 of ERISA.  Set forth on Schedule 2.12 is a list and description of each bonus, deferred compensation or other fringe benefit plan or arrangement for the benefit of employees of Seller.

2.13           Accounts Receivable.  All of the Accounts Receivable owned by Seller and existing as of Closing: (a)  arose in the ordinary course of Seller's business; and (b) to the best of Seller’s and Members’ information as of the date of this Agreement, will be free and clear of all defenses and claims, including claims of offset, of any nature whatever,

2.14           General Warranty.  No representation or warranty contained in this Agreement, nor any Schedule, statement or certificate furnished to or to be furnished by Seller to Buyer pursuant to the terms hereof, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or fails or will fail to state a material fact necessary to make the statements contained or incorporated therein or herein not misleading.

ARTICLE III
COVENANTS OF SELLER AND MEMBERS

Seller and the Members jointly and severally covenant and agree as follows:

3.01           Conduct of the Business.  Except as required in connection with the Bankruptcy Case, to conduct the Business pending the Closing in the normal and usual manner consistent with the successful operation thereof and, without the prior approval of Buyer, not to make any change in the policies affecting the operation and conduct of the Business nor to commence negotiations for, or enter into, any material or unusual contracts or agreements affecting the Business or the Assets, or extending beyond the Closing.

3.02           Retention of Business.  To use and exert best efforts between the date hereof and Closing to keep and retain the Business as a going business for the benefit of Buyer and to provide such assistance and cooperation as may be reasonably requested by Buyer as necessary to assure the orderly transfer of the Business to Buyer and the continuation thereof by Buyer subsequent to the Closing.

3.03           Changes.  Between the date hereof and the Closing, to notify Buyer of any unusual changes, problems or developments with respect to the Business and the status of Seller's liabilities, obligations and relationship with its creditors, customers and suppliers, to endeavor to obtain an uninterrupted and efficient transfer of the ownership of the Business.

3.04           Liabilities.  To the extent authorized by the Bankruptcy Court, to pay and discharge, or to make adequate provision satisfactory to Buyer for the payment and discharge of, all of Seller's liabilities, indebtedness, obligations, claims and losses arising out of, or by reason of, the operation of the Business prior to the Closing Date.

3.05           Access.  To allow the authorized personnel and agents of Buyer, upon reasonable notice, access to any and all of the records and premises of Seller concerning the Business at reasonable times as agreed to by the Parties between the date hereof and the Closing; and to furnish Buyer with all information concerning Seller's affairs as the same pertain to the Business as Buyer may reasonably request; and to permit Buyer to make extracts from, and copies of, all of Seller's tax returns and related canceled checks, books, records, appraisals, files, purchase orders, sales orders and other records as the same pertain to the Business.

3.06           Indemnification.

A.           The Members shall jointly and severally fully indemnify and hold harmless Buyer, its officers, directors, agents, employees, advisors, successors and assigns, as applicable, from and against and in respect of any and all liabilities, obligations, damages, losses and expenses, including claims of every kind and nature, whether accrued, absolute, contingent or otherwise, and reasonable attorneys' fees and the costs of defense, incurred by any of them as a result (the “Buyer’s Losses”), or by reason, of the breach, falsity or failure of any of Seller's representations, warranties, covenants or undertakings contained in this Agreement; it being agreed by the Parties hereto that the provisions of this indemnification shall survive the Closing Date for a period of five (5) years.  In particular, this indemnity shall include any claim against or losses or damages Buyer may suffer as a result of any violation by Seller of any environmental laws or regulations, failure to pay any taxes or related interest or penalties, or Seller's failure to satisfy any claims of creditors.

Notwithstanding any provision of this Section 3.06A, the Seller or any Member will have no liability (indemnification or otherwise) with respect to an inaccuracy or breach of any representation, warranty or covenant set forth in this Agreement or any exhibit, schedule or certificate until the Buyer’s Losses shall exceed $10,000 in the aggregate (the “Seller’s Basket”) and then the Seller and the Members shall have liability only for such amount in excess of the Seller’s Basket.  In no event shall the aggregate liability of the Seller or Members with respect to any Buyer’s Losses exceed $100,000.

B.           The Buyer shall  fully indemnify and hold harmless the Seller and its Members or employees, as applicable, from and against and in respect of any liabilities, obligations, damages, losses and expenses, including claims of every kind and nature, whether accrued, absolute, contingent or otherwise, and reasonable attorneys’ fees and the costs of defense, incurred by any of them as a result, or by reason of the breach, falsity or failure of any of Buyer’s representations, warranties, covenants or undertakings contained in this Agreement (“the Seller’s Losses”); it being agreed by the Parties hereto that the provisions of this indemnification shall survive the Closing Date for a period of five (5) years.

Notwithstanding any provision of this Section 3.06B, the Buyer will have no liability (indemnification or otherwise) with respect to an inaccuracy or breach of any representation, warranty or covenant set forth in this Agreement or any exhibit, schedule or certificate until the Seller’s Losses shall exceed $10,000 in the aggregate (the “Buyer’s Basket”) and then the Buyer shall have liability only for such amount in excess of the Buyer’s Basket.  In no event shall the aggregate liability of the Buyer with respect to any Seller’s Losses exceed $100,000.  Further, in no event shall this indemnification extend to any members’ liability under any equipment lease guaranty, mortgage guaranty, or other monetary obligation of the Members.

3.07           Cooperation.  To execute, acknowledge and deliver to Buyer on demand, both prior and subsequent to the Closing, all such instruments, consents, authorizations, certifications, books, records and data, and to take all other action, as previously agreed or as may be reasonably necessary or advisable in the opinion of Buyer:  (i) to satisfy the Conditions to Closing contained in Article V hereof, (ii) to effect the provisions and intent of this Agreement, or (iii) to facilitate the transfer and conveyance of title to and possession of the Assets to Buyer; and further to assist and cooperate with Buyer in connection with any litigation or other claims of third parties involving the Business or the Assets.

3.08           Sales Tax Notification.  To cooperate with Buyer in its preparation and filing of form AU-196.10 with the Sales Tax Bureau of the New York State Department of Taxation and Finance.

3.09           Non-competition.  For a period of five (5) years from and after the Closing Date, Seller and Members each hereby severally agrees not to engage or compete, directly or indirectly, as a principal, on his/her/its own account, or as a shareholder, member, officer, director, employee, consultant, advisor, partner or joint venturer in any corporation or other business entity, as the case may be, in any business engaged in the sale, distribution or provision of products or services previously sold, distributed or provided by Seller with respect to the Business, or which is otherwise in competition with the Business, in the geographical area in Seller’s products were distributed.  If any of these restrictions on post-closing competitive activities contained in this Paragraph shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as to be limited or reduced to be enforceable to the extent compatible with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller and Members as follows:

4.01           Corporate Standing.  Buyer is a business entity duly organized, validly existing and in good standing under the laws of the State of New York.  Buyer has full corporate power and authority to own its properties and to carry on its business as currently conducted.

4.02           Corporate Authority.  Buyer has full corporate power and authority to enter into this Agreement and to purchase the Assets.  Buyer has taken all such corporate action as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery thereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder, so that Buyer will have full right, power and authority to purchase the Assets from the Seller and to perform all of its obligations under this Agreement at the Closing.

4.03           Consents.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby on the part of Buyer requires the consent of any third party.

ARTICLE V
CLOSING

Closing (the “Closing”) shall take place at the offices of Underberg & Kessler LLP, 300 Bausch & Lomb Place, Rochester, New York within 10 days of the last date upon which the Sale Order and/or Assignment Order required pursuant to Article 6 of this Agreement shall become Final Orders, as defined in Paragraph 6.03 of this Agreement (“the Closing Date”).

ARTICLE VI
BANKRUPTCY CONDITIONS TO CLOSING

Seller has advised Buyer, and Buyer acknowledges that Seller has advised it, that Seller is contemplating and is expected to seek protection from its creditors under the Bankruptcy Code.  This Agreement, and the obligations of each party performed hereunder, shall be subject to the fulfillment or wavier of each of the following conditions (any one or more of which may be waived in writing in whole or in part by the written consent of Seller and Buyer, as the case may be):

6.01           Seller obtaining an order from the Bankruptcy Court in a form reasonably satisfactory to Seller and Buyer which shall have been entered upon appropriate notice to appropriate parties in interest entitled thereto, in the Bankruptcy Case (“the Sale Order”): (i) approving this Agreement and the transaction contemplated hereby; (ii) authorizing Seller to transfer and assign to Buyer all of its rights, title and interest in and to the Assets under  Section 363 of the Bankruptcy Code, free and clear of any mortgage, pledge, claim, lien, charge, encumbrances or security interests with such mortgage, pledge, claims, liens, charges, encumbrances and security interests, if any, to attach to the proceeds of the sale with the same validity, priority, enforceability and to the same extent as such liens previously attached to the Assets; (iii) all of the requirements of Section 363 of the Bankruptcy Code have been satisfied; (iv) notice of the hearing on the transactions completed by this Agreement (1) was given in accordance with the applicable provisions of the Bankruptcy Code ad the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and (2) constitutes such notice as is appropriate under the particular circumstances and in accordance with the Bankruptcy Code and applicable law; (v) finding that the Buyer is a “good faith” purchaser as that term is used in Section 363(m) of the Bankruptcy Code; and (vi) provisions for the Bankruptcy Court’s retention of jurisdiction over matters arising out of or related to this Agreement and the transactions contemplated hereby.  Buyer shall have a reasonable opportunity to review and approve any proposed Sale Order prior to its submission to the Bankruptcy Court.

6.02           As to the assigned Executory Contract(s) (as defined in Schedule 6.02 attached hereto), Seller obtaining entry of an order (the “Assignment Order”) of the Bankruptcy Court (which order may also be the Sale Order), in form reasonably acceptable to Seller and Buyer, on notice other parties to such agreement(s) and subject to the consent of such other parties if necessary, authorizing and providing for (a) the assumption of the assigned Executory Contract(s) by the Seller; and (b) the valid assignment of the assigned Executory Contract(s) to Buyer.  Buyer shall be responsible for satisfying the conditions of Section 365(b)(1)(A) – (C) of the Bankruptcy Code to the extent necessary to permit the assumption by Seller and the assignment to Buyer of the assigned Executory Contract(s) (all such obligations, including without limitation any payments required to be made, the “Cure Obligations”).  Buyer shall have a reasonable opportunity to review and approve any proposed Assignment Order prior to its submission to the Bankruptcy Court.

6.03           The Sale Order and the Assignment Order shall have become a Final Order (as defined in this paragraph); provided, however, that this condition may be waived in writing by the parties.  “Final Order” shall mean an order or judgment of the Bankruptcy Court (a) which is not the subject of a pending appeal, petition for certiorari, or other proceeding for review, rehearing or reargument accompanied by a stay of the transactions contemplated hereby, (b) which has not been reversed, stayed, modified, or amended and (c) respecting which the time to appeal from or petition for certiorari or to seek review, rehearing or reargument of such order shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules and other applicable law, and there shall not be in effect any preliminary or permanent injunction, stay or order, or decree or ruling, by a court of competent jurisdiction or by a governmental regulatory or administrative agency preventing performance of the transactions contemplated by this Agreement.

6.04           In the absence of such Sale Order and the Assignment Order, this Agreement shall be deemed null and void and neither Party shall have any claim against the other by virtue of this Agreement; provided, however that the Buyer shall be entitled to a break-up fee in the amount of One Hundred Twenty-five Thousand Dollars ($125,000.00) if, prior to the termination of the Agreement in accordance with its terms, the Bankruptcy Court approves an Alternative Transaction (as defined in this paragraph) and such Alternative Transaction is consummated; provided further, however, that the Seller’s obligation to pay such break-up fee, and the amount of such break-up fee, are subject to the Bankruptcy Court’s approval.  For the purposes of this Agreement, an “Alternative Transaction” shall mean any one of the following transactions with or by any person or group other than the Buyer:  (a) a merger, consolidation or similar transaction involving the Seller, or (b) a sale, lease or other disposition directly or indirectly by merger, consolidation tender offer, share exchange or otherwise of some or all of the Assets.

ARTICLE VII
OTHER CONDITIONS OF CLOSING BY BUYER

The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject, at Buyer's sole discretion, to the satisfaction of the following conditions precedent:

7.01           Representations.  All of the representations and warranties of Seller herein contained shall be true and correct as of the date of this Agreement, and as of the Closing Date as if expressly made on and as of the Closing Date.

7.02           Performance of Covenants.  All of the covenants to be performed and all of the conditions to be satisfied by Seller prior to the Closing Date shall have been performed or satisfied on or before the Closing.

7.03           Books and Records.  Seller shall have delivered to Buyer on or before the Closing Date all of Seller's operational books, records, data and materials used by Seller in the conduct of the Business which are or would be necessary or useful to Buyer in the continuation thereof.

7.04           Condition of Property.  All of the Assets shall be in the same condition on the Closing Date as the same are as of the date hereof, ordinary wear and tear alone excepted.

7.05           Employment of Members.  Buyer shall have entered into employment agreements with both Stanley and Kellman, on terms acceptable to Buyer which shall include those set forth in Schedule 7.05.

7.06           Lease for Business Premises.  Buyer and Seller’s landlord shall have entered into a lease for the Business Premises.  Said lease shall be upon such terms as are acceptable to Buyer, but shall include: (i) an initial term of five (5) years; (ii) a five (5) year option to renew, exercisable by Buyer; (iii) an option to purchase the real property during the term or any renewal of the lease for fair market value, so long as the landlord has not sold the property to a bona fide arm’s length purchaser; (iv) a right of first refusal to purchase the property during the term of the lease, or any renewal thereof, on the same terms as contained in any bona fide arm’s length offer to purchase received by the landlord, provided, however, that Buyer’s exercise of that right of first refusal shall require Buyer to pay landlord Twenty-five Thousand Dollars ($25,000) more than said bona fide arm’s length offer (Buyer’s failure to exercise the right of first refusal within thirty (3) days of notice of a bona fide offer shall terminate Buyer’s option to purchase upon the closing of landlord’s sale of the property to another party); and (v) the rent payable under such lease shall be “triple net,” with an annual base rent of $80,000 (payable in monthly installments) for the first year, and shall increase by five percent (5%) per year during the term or any renewal thereof.

7.07           Additional Contingencies.  This Agreement is contingent upon (i) Buyer’s obtaining a commitment for financing in an amount and upon terms satisfactory to Buyer in its sole discretion; and (ii) Buyer's obtaining any required governmental permits, approvals or consents relating to the operation of the Business.

7.08           Delivery of Documents.  Buyer shall have received all such documents, certificates, opinions and papers required of Seller pursuant to the terms of this Agreement, or which shall have been reasonably requested by Buyer in connection therewith, in form and substance as approved prior to the Closing by Underberg & Kessler LLP, attorneys for Buyer, including but not limited to the following:

   A.          A duly executed warranty Bill of Sale to the Assets.

   B.           A new lease for the Business Premises has been executed and received by Buyer.

   C.           A certified copy of the Sale Order and Assignment Order, accompanied by a certification by Seller’s counsel that they constitute Final Orders as herein defined.

   D.           A certificate jointly from Seller and Members dated as of the Closing Date, to the effect that, as of the Closing Date, all of the representations and warranties of Seller contained in this Agreement and the Schedules hereto are true and correct and that all of the covenants and conditions contained in this Agreement to be performed or satisfied by Seller prior to the Closing have been performed or satisfied.

ARTICLE VIII
OTHER CONDITIONS OF CLOSING BY SELLER

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject, at Seller’s sole option, to the satisfaction of the following conditions precedent:

8.01           Representations.  All of the representations and warranties of Buyer herein contained shall be true and correct as of the date of this Agreement, and as of the Closing Date as if made on and as of the Closing Date.

8.02           Covenants and Conditions.  All of the covenants to be performed and all of the conditions to be satisfied by Buyer prior to the Closing Date shall have been performed or satisfied on or before the Closing.

8.03           Members’ Equipment Lease Guarantees.  The lessors on any and all Personal Property Leases assigned to Buyer shall have released any guarantees by which the Members secured payment of such leases by the Seller.

8.04           Deliveries.  Seller shall have received all such documents, payments, certificates, notes, instruments, opinions and papers required of Buyer pursuant to the terms of this Agreement,  in form and substance as approved prior to the Closing by Seller's Attorney, including expressly, but not limited to, the following:

   A.           Payment of the Purchase Price to the extent and in the manner set forth in Paragraph 1.05 hereof.

   B.           A certificate of resolutions adopted by Buyer's Board of Directors or Executive Committee thereof authorizing the execution of this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of the documents required to be delivered hereunder, appropriately certified by Buyer's corporate Secretary.

   C.           A certificate of Buyer, dated as of the Closing Date, to the effect that, as of the Closing Date, all of the representations and warranties of Buyer contained in this Agreement are true and correct and that all of the covenants and conditions contained in this Agreement to be performed or met by Buyer prior to Closing have been performed or met, such certificate to be executed by Buyer's President.

   D.           Bankruptcy Court approval of this Agreement.

ARTICLE IX
CONTINGENT FINANCIAL MATTERS

9.01           Tax Status and Effect.  It is understood and agreed that neither Seller nor Buyer has made any representations to the other as to the tax status or tax effect of the transactions contemplated by this Agreement, and each of the Parties hereto is therefore separately taking counsel as to such matters and each is assuming, subject only to the express and specific provisions of this Agreement, the tax, if any, which may be incurred by reason of the carrying out of the terms and provisions hereof.

9.02           Sales or Use Tax.  In the event that any sales or use tax shall be due to any state or local governmental authority by reason of the sale of the Assets, such tax shall be borne by Buyer; provided, however, that Seller shall be solely responsible for any sales taxes arising out of the operation of the Business prior to Closing.

9.03           Brokerage Commissions.  Seller and Buyer represent and warrant, each to the other, that this Agreement and the transactions contemplated hereunder were brought about without the assistance of any broker, person or firm, and that no one is entitled to a commission, fee or payment of any kind relative to this Agreement or the transactions contemplated hereby.

9.04           Risk of Loss.  All risk of loss to the Assets shall remain on Seller until completion of the Closing.

9.05           Expenses of Parties.  All expenses involved in the preparation, authorization and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants, shall be borne solely by the Party which shall have incurred the same, and the other Parties shall have no liability with respect thereto.

ARTICLE X
TERMINATION

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Closing Date:

10.01         By mutual written consent of the Seller and Buyer;

10.02         By either Seller or Buyer if any permanent injunction or other order of a court or competent authority or governmental agency which prevents the consummation of the transaction shall have become final and not appealable;

10.03         By either Seller or Buyer upon ten (10) days written notice of such termination to the other parties, if the Closing shall not have occurred on or prior to __________; provided that the failure of the Closing to occur by such date is not due in whole or in part to a material breach of the terminating party of such party’s representations, warranties or covenants under this Agreement;

10.04         By either Seller or Buyer if either (A) the Sale Order or the Assignment Order is not entered by _______; or (B) the Sale Order or the Assignment Order is not a Final Order by ________ (or if the Sale Order or the Assignment Order was entered in the ten (10) days prior to such date and no appeal has been perfected, eleven (11) days after the date of the Sale Order or Assignment Order was entered; or (C) the Bankruptcy Court shall have denied the Sale order or the Assignment Order;

10.05         By either Seller or Buyer if the Closing has not occurred by the date which is thirty days after the last to occur of the date of the Sale Order and the date of the Assignment Order;

10.06         Automatically, without further action by either Party, if the Bankruptcy Court approves an Alternative Transaction, as defined in Paragraph 6.04;

10.07         By Buyer if there has been a breach by Seller of any of its representations, warranties or covenants that would result in the condition set forth in Article VII not being met, which breach is not curable, or if curable, is not cured within thirty (30) days after notice of such breach is given by Buyer to Seller; or by Seller if there has been a breach by Buyer of any of its representations, warranties or covenants that would result in the condition set forth in Article VIII not being met, which breach is not curable, or if curable, is not cured within thirty (30) days after notice of such breach is given by Seller to Buyer.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.01         Survival of Representations and Warranties.  All representations and warranties of the Seller and the Members contained in this Agreement shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the transfer and conveyance of the Assets.

11.02         Buyer's Liability.  It is understood and agreed that all of Buyer's obligations and responsibilities hereunder are solely those of Secuprint Inc., and that Document Security Systems, Inc., has, and shall have, no personal liability with respect thereto.

11.03         Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective personal representatives, successors and assigns.

11.04         Entire Agreement.  This Agreement contains the entire understanding and agreement among the Parties hereto and supersedes any prior understandings, memoranda or other written or oral agreements between or among any of them respecting the within subject matter.  There are no representations, agreements, arrangements or understandings, oral or written, between or among any of the Parties relating to the subject matter of this Agreement which are not fully expressed herein.

11.05         Modifications; Waiver.  No modification or waiver of this Agreement or any part hereof shall be valid or effective unless in writing and signed by the Party or Parties sought to be charged therewith, no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature, and no waiver of any breach of this Agreement by any Members shall be deemed to be a waiver of any other Members for the same breach or any subsequent breach, whether of like or different nature.  No course of dealing between or among any of the Parties hereto will be deemed effective to modify, amend or discharge any part of this Agreement or the rights or obligations of any Party hereunder.

11.06         Partial Invalidity.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear.   The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

11.07         No Third Party Beneficiary.  None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity which is not a Party hereto.

11.08         Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested or (iv) when telecopied or sent by facsimile transmission if an additional notice is also given under (i), (ii) or (iii) above within three days thereafter.  Any such notice or communication shall be directed to a Party at its address set forth below or at such other address as may be designated by a party in a notice given to all other Parties hereto in accordance with the provisions of this Paragraph.

Notice to Buyer shall	Secuprint, Inc.
be shall be sent to:	28 East Main Street
Rochester, New York 14614
Attn.: Patrick White

with a copy to:	Underberg & Kessler LLP
300 Bausch & Lomb Place
Rochester, New York 14604
Attn: Michael J. Beyma

Notice to Seller	DPI of Rochester, Inc.
shall be sent to:	1560 Emerson Street
Rochester, New York 14606
Attn.: James Stanley

with a copy to:	Lacy Katzen, LLP
140 East Main Street
Rochester, New York 14614
Attn.: David D. MacKnight

11.09         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York pertaining to contracts made and to be wholly performed within such state, without taking into account conflicts of laws principles.

11.10         Jurisdiction and Venue.  DURING THE PENDENCY OF THE BANKRUPTCY CASE, THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONPTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR SUCH DISPUTE:

   (i)           the courts of the State of New York and/or the United States Federal Courts located in the State of New York shall have exclusive jurisdiction over each of the Parties and such proceedings; and

   (ii)           the venue of any such action shall be in Monroe County, New York and/or the United States District Court for the Western District of New York.

11.11         Headings.  The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.12         Gender.  Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms and the singular of nouns, pronouns and verbs shall include the plural and vice versa.

11.13         Fair Meaning.  This Agreement shall be construed according to its fair meaning, the language used shall be deemed the language chosen by the Parties hereto to express their mutual intent, and no presumption or rule of strict construction should be applied against any Party hereto.

11.14         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of said counterparts shall together constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.

IN WITNESS WHEREOF, the Parties hereunto have duly executed this Agreement on November 6, 2008.

BUYER: SECUPRINT, INC.

By:	/s/ Patrick White
Patrick White, President

SELLER: DPI OF ROCHESTER, INC.

By:	/s/ James Stanley
James Stanley, President

JAMES W. STANLEY:

/s/ James W. Stanley
(a Member, per Recital V)

MATTHEW KELLMAN:

/s/ Matthew Kellman
(a Member, per Recital V)